Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As an independent registered public accounting firm, we hereby consent to the use, in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1(No.333-133666 and 333-147031), of our report dated April 14, 2008, relating to the consolidated financial statements of Global Employment Holdings, Inc. and Subsidiaries as of December 30, 2007 and December 31, 2006 and for the years ended December 30, 2007, December 31, 2006 and January 1, 2006. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities Exchange Commission.

/s/ MAYER HOFFMAN MCCANN P.C.

Mayer Hoffman McCann P.C.
Denver, Colorado
August 29, 2008